Eugene Science Reports Record Shipments to Archer Daniels Midland Drives
Sequential Third Quarter 2007 Revenue Growth

LOS ANGELES, CA - November 20, 2007 - Eugene Science Inc. (OTCBB: EUSI), a leader in the nutraceutical marketplace with its cholesterol lowering CholZero (CZ™) plant sterols, today announced that record CZ™ product shipments to Archer Daniels Midland (ADM) drove revenues for its third quarter ended September 30, 2007 to double sequentially over the prior quarter to $316,461.

During the third quarter, the Company shipped 7.5 tons of its patented, cholesterol lowering CZ™ product to ADM, the Company’s strategic partner in the United States. Subsequently, the Company has received orders from ADM for an additional 6.0 tons of CZ™ which it expects to ship and recognize as revenues in the current fourth quarter.

Eugene Science noted that an ADM customer has launched a food or beverage product enhanced with CZ™ in the third quarter of 2007. The mass-market food or beverage product to which the water-dispersible CZ™ is being added was not disclosed by ADM for competitive reasons.

“The increased demand for CholZero is encouraging and confirms our sense that the market for cholesterol lowering plant sterols is becoming mainstream,” said Seung Kwon Noh, Eugene Science Chairman and Chief Executive Officer. “Our expectation, and that of other experts in this field, is that once several mass market products featuring cholesterol lowering plant sterols are solidly established in the food and beverage marketplace, many other food and beverage companies will soon follow.”

“The health benefit combined with the major marketing and competitive advantages of CZ™ enhanced food or beverage products are quite compelling when factoring in the modest incremental cost of adding CZ™,” concluded Dr. Noh.

The Company reported a net loss for the third quarter ended September 30, 2007 of $450,326, or $0.01 per share, compared with a loss of $966,751 or loss of $0.03 per share, on revenue of $314,726 in the year ago quarter ended September 30, 2006. Results were negatively impacted by costs associated with the Company’s ongoing development of a new facility which will enable the Company to double its CZ™ plant sterol production capacity to a maximum of 100 tons monthly. The increased production capacity will increase the Company’s gross revenue capability to approximately $5 million per month.

Company Strengthens Balance Sheet

The Company also reported its cash position was strengthened by a capital raise of $2.25 million during the quarter. Also during the quarter, the Company renegotiated its debt agreement with KOTEC (also known as “KIBO Technology Fund”) in which the Company paid approximately $82,000 in principal on debt of approximately $3.3 million in return for the elimination of $1.2 million in debt with the remaining $2.1 million balance to be paid interest free over a ten year period beginning in 2010.

Additionally, the Company noted it has held advanced discussions and reached preliminary restructuring or workout agreements with creditors of approximately $12 million of debt which the Company intends to implement in the fourth quarter 2007 or first half of 2008 to further strengthen its balance sheet.

To be added to Eugene Science's investor lists, please contact Zachary Bryant at zbryant@irintl.com or at 818-382-9718.

About Eugene Science, Inc.
Based in Seoul, Korea, Eugene Science is a global biotechnology company tackling ailments such as heart disease, obesity and diabetes through innovation in the nutraceutical field. Its first commercial heart disease product, CZ™, is a patented, nanoscience-based, water-dispersible functional food ingredient containing natural plant sterols that help maintain healthy cholesterol levels by inhibiting its absorption. CZ™ is available in capsule form, or as a food or beverage additive. These plant sterols are approved by the U.S. FDA for health claims related to cholesterol lowering efficacy. Please visit www.eugene21.com.

Forward-Looking Statements: This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, Eugene Science, or its representatives, have made or may make forward-looking statements, orally or in writing. The words "estimate," "project," "potential," "intended," "expect," "anticipate," "believe" and similar expressions or words are intended to identify forward-looking statements. Such forward-looking statements may be included in, but are not limited to, various filings made by Eugene Science with the United States Securities and Exchange Commission (available at www.sec.gov), press releases or oral statements made with the approval of an authorized executive officer of Eugene Science. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions. Reference is hereby made to Eugene Science's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 for information regarding those factors and conditions. Among the important factors that could cause actual results to differ materially from management's projections, estimates and expectations include, but are not limited to: changing economic influences in the nutraceutical industry; actions of third parties; the market for nutraceutical products containing Eugene Science’s CZ™ ingredient, the willingness of Eugene Science’s creditors to enter into restructuring and workout agreements with respect to its outstanding debt, and the availability of adequate working capital to continue Eugene Science’s operations. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as of the date of this press release. Eugene Science undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Investor Contact:
Investor Relations International
Zachary Bryant
Senior Vice President and Account Group Manager
818.382.9700
zbryant@irintl.com